Exhibit 99.2
                                                                    ------------


FOR IMMEDIATE RELEASE
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                                                              [GRAPHIC OMITTED]
                                                                   Maxcor
                                                             -------------------


                  MAXCOR REPORTS SECOND QUARTER 2004 NET INCOME
                  ---------------------------------------------
                       OF $1.0 MILLION, OR $.13 PER SHARE
                       ----------------------------------

           Company also announces increase in stock repurchase program
           -----------------------------------------------------------

                $3.6 million judgment obtained in NTL court case
                ------------------------------------------------

          (New York - August 2, 2004) - Maxcor Financial Group Inc. (Nasdaq:
MAXF) today announced after-tax net income of $1.0 million, or $.13 per share, for its second quarter ended June 30, 2004, bringing its year-to-date net income to $3.6 million, or $.45 per share. By comparison, Maxcor generated net income of $4.5 million, or $.56 per share, for the quarter ended June 30, 2003, and $6.3 million, or $.78 per share, for the six months then ended.

         Maxcor said that commission income revenues for Q2 2004 were essentially flat, at $47.5 million, as compared to $48.1 million for Q2 2003. For the six months ended June 30, 2004, however, commission income revenues, at $95.6 million, were up 7% over the $89.3 million reported for the comparable period in 2003.

         Significantly impacting Q2 2004 income was a decline in principal transaction gains to $1.0 million in the current quarter, from $3.8 million (including an $800,000 gain related to the NTL matter) in the comparison period. The decrease primarily reflected reduced gains following the year-end restructuring of the company's institutional corporate bond department. The quarter also was negatively affected by the increased costs incurred in connection with the rebuilding of this department.

         "Although this represents Maxcor's fifteenth consecutive quarter of profitability, the bottom line results are below our expectations and the standards we set for ourselves," said Gilbert Scharf, Chairman and CEO of Maxcor. "We have already taken a number of steps to improve and focus our fixed income institutional sales and trading businesses. Our established inter-dealer brokerage businesses generally performed well during the quarter, but experienced significant variability in market trading levels across a number of products, with high volume days followed by quiet stretches. July has been similar, and we would not be surprised to see this inconsistency of market activity persist through August, which traditionally has been slow."

         Maxcor also announced today a 500,000 share increase in its share repurchase program, which raises its remaining repurchase authorization to 984,225 shares. Maxcor explained that 1,415,775 shares have been repurchased to date under its current repurchase program, which dates back to July 2001, with 140,968 of those shares having been purchased during Q2 2004, at an average price of $10.96 per share. Maxcor currently has 7,008,255 shares outstanding.

         As has been the case with all authorizations under the repurchase program, share purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions. All purchases are subject to the availability of shares at prices which are acceptable to Maxcor, and, accordingly, there is no guarantee as to the timing or number of shares to be repurchased.

          Separately, Maxcor said that it had obtained a $3.6 million judgment in its favor in its New York State Supreme Court lawsuit with respect to its when-issued trades in shares of NTL Inc. The judgment, obtained this month but still subject to collection, implements the terms of the favorable summary judgment decision Maxcor won in March 2004 and a resulting order entered earlier this month. The judgment, together with a $2.9 million accrual Maxcor has remaining on its books to cover damages potentially payable in the event that the Court's decision is reversed, means that Maxcor may be able to record up to a $6.5 million pre-tax gain in the future if the current outcome is upheld. However, one of Maxcor's counterparties has already filed a notice of appeal and, accordingly, Maxcor only intends to record gains from the judgment, and to reverse portions of the accrual, if and to the extent it achieves permanent resolutions, whether by mutual consent, completion of the appeals process or otherwise, with any one or more of its remaining counterparties. Moreover, Maxcor cautioned that the costs associated with the appellate process and any such other resolutions are likely to offset a portion of this amount.

         A more detailed discussion of the current quarter's earnings, as well as the NTL judgment and accrual, can be found in Maxcor's Form 10-Q for the quarterly period ended June 30, 2004, which will be filed with the Securities and Exchange Commission (www.sec.gov) on or before August 16, 2004, and will also then be made available on Maxcor's web site (www.maxf.com).

         Maxcor Financial Group Inc., through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in corporate bonds, municipal bonds, convertible securities and equities. The company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

For further information, please contact:

                  Michelle Jordan (media)
                  714-435-0678 (office)
                  949-632-7848 (cellular)

                  Roger Schwed (Maxcor - New York)
                  646-346-7000 (office)

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2003 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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                                  Page 7 of 10

                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data

----------------------------------------------------------------------------------------
                                                     For the Three      For the Three
                                                      Months Ended       Months Ended
                                                        June 30,           June 30,
                                                          2004               2003
Revenue:                                               (unaudited)        (unaudited)
  Commission income                                   $ 47,511,109       $ 48,132,375

  Interest income                                        3,007,644            675,099

  Principal transactions                                   980,985          3,824,419(1)

  Other                                              (     256,833)     (     157,199)
                                                      ------------       ------------

Gross revenue                                         $ 51,242,905       $ 52,474,694

  Interest expense on securities indebtedness            2,765,527            260,048
                                                      ------------       ------------

Net revenue                                           $ 48,477,378       $ 52,214,646

Net income                                            $  1,006,316(2)    $  4,544,074(5)


Basic earnings per share:                             $       0.14(3)    $       0.66(6)

Diluted earnings per share:                           $       0.13(4)    $       0.56(7)


Weighted average common shares outstanding: basic        7,113,784          6,875,169

Weighted average common shares outstanding: diluted      7,876,356          8,046,794
----------------------------------------------------------------------------------------


(1) Includes a pre-tax gain of $800,000 gain applied as a reduction to the $5.9 million loss previously recorded during Q1 2003 related to the disputed settlement of NTL when-issued equity trades. For ease of comparability between periods, Maxcor is continuing to break out any significant items related to the NTL matter from its full results as reported under generally accepted accounting principles. For a more detailed discussion of Maxcor's earnings for the three and six-month periods respectively ended June 30, 2004 and June 30, 2003, as well as the status of the NTL matter and its potential financial impact, please refer to Maxcor's Form 10-Q for the quarterly period ended June 30, 2004, which will be filed with the Securities and Exchange Commission (www.sec.gov) on or before August 16, 2004.

(2) Includes a net after-tax negative effect of $40,000 related to NTL when-issued trades, consisting of ongoing NTL related legal costs of $73,000 pre-tax.

(3) Includes the net negative earnings effect - $.01 per share - of the item discussed in footnote 2 above.

(4) Includes the net negative earnings effect - $.01 per share - of the item discussed in footnote 2 above.

(5) Includes a $272,000 gain reflecting the net after-tax effect of the $800,000 gain described in footnote 1 above and additional legal fees incurred of $300,000 related to the disputed settlement of NTL when-issued equity trades.

(6) Includes the net positive earnings effect - $.04 per share - of the item discussed in footnote 5 above.

(7) Includes the net positive earnings effect - $.03 per share - of the item discussed in footnote 5 above.

---------------------------------------------------------------------------------------------
                                                       For the Six         For the Six
                                                      Months Ended         Months Ended
                                                         June 30,             June 30,
                                                           2004                 2003
Revenue:                                               (Unaudited)          (Unaudited)
  Commission income                                   $  95,561,410        $  89,281,729

  Interest income                                         4,934,612            1,314,816

  Principal transactions                                  4,481,495(8)    (      257,332)(12)

  Other                                              (      632,449)      (      476,677)
                                                      -------------        -------------

Gross revenue                                         $ 104,345,068        $  89,862,536

  Interest expense on securities indebtedness             4,460,806              305,149
                                                      -------------        -------------

Net revenue                                           $  99,884,262        $  89,557,387

Net income                                            $   3,611,756(9)     $   6,325,531(13)


Basic earnings per share:                             $        0.51(10)    $        0.90(14)

Diluted earnings per share:                           $        0.45(11)    $        0.78(15)


Weighted average common shares outstanding: basic         7,133,883            7,002,373

Weighted average common shares outstanding: diluted       7,985,593            8,093,482

---------------------------------------------------------------------------------------------

(8) Includes a pre-tax gain of $625,000 recorded for the resolution of disputed settlements of NTL Inc. when-issued trades with a single counterparty.

(9) Includes a net after-tax positive effect of $234,000 related to NTL when-issued trades, consisting of the $625,000 pre-tax gain discussed in footnote 8 above and ongoing NTL related legal costs of $191,000 pre-tax.

(10) Includes the net positive earnings effect - $.03 per share - of the item discussed in footnote 9 above.

(11) Includes the net positive earnings effect - $.03 per share - of the item discussed in footnote 9 above.

(12) Includes a pre-tax net loss of $5.1 million recorded for the disputed settlement of NTL when-issued trades.

(13) Includes (i) a $3.0 million after-tax charge related to the disputed settlement of NTL when-issued trades, consisting of the $5.1 million pre-tax net loss recorded and described in footnote 12 above, plus $500,000 pre-tax in related legal costs, and (ii) an after-tax extraordinary gain of $3.0 million relating to Maxcor's discounted purchase of the minority interest held in a London-based brokerage subsidiary.

(14) Includes the net negative earnings effect - $.01 per share - of the items described in footnote 13 above.

(15) Includes the net negative earnings effect - $.01 per share - of the items described in footnote 13 above.

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                                                  As of                As of
                                                 June 30,             June 30,
                                                   2004                 2003
                                               (unaudited)          (unaudited)

Stockholders' equity                          $  61,237,885        $  49,506,314

Common shares outstanding                         7,039,755            6,671,360

Book value per share                          $        8.70        $        7.42
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                                 Page 10 of 10